Exhibit 4.5
TomoTherapy Incorporated
First Amendment
to
2007 Equity Incentive Plan
     This First Amendment (“Amendment”) amends the TomoTherapy Incorporated 2007 Equity Incentive Plan (the “Plan”), effective as of the date of approval by the Company’s shareholders.
Background
     The Plan was effective as April 16, 2007, the date the Plan was approved by the Company’s shareholders. On May 8, 2007, the Company effected a 1.36-for-1 stock split. Accordingly, the Committee adjusted the number of shares available under the Plan from 1,693,006 to 2,302,488, pursuant to its authority to adjust for stock splits as provided in Section 11.1(a) of the Plan.
     The Company’s Board of Directors approved an increase of 5,033,334 shares available for issuance under the Plan on March 6, 2009.
     The Company’s shareholders approved this Amendment on May 1, 2009.
Amendment
     Section 3.1(a) of the Plan is hereby amended as follows:
     “3.1 Number of Shares.
(a)	Subject to Article 11 hereof and Section 3.1(b) hereof, the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan is 7,335,822.”
     Executed on this 1st day of May, 2009.

/s/ Brenda S. Furlow
Brenda S. Furlow
Corporate Secretary